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                                                         Exhibit 13(b)



RCM Equity Funds, Inc. and
RCM Capital Management, L.L.C.
Four Embarcadero Center, Suite 3000
San Francisco, California  94111

Re:  Investment in Capital Stock
     RCM Large Cap Fund;
     RCM Global Small Cap Fund; and
     RCM Global Health Care Fund (the "Funds")

Gentlemen:

You have informed us that the Funds are equity investment portfolios offered by RCM Equity Funds, Inc., and open-end management investment company registered as such under the Investment Company Act of 1940, as amended. You have further informed us that RCM Capital Management, L.L.C. ("RCM") is, pursuant to written contract, acting as investment manager to the Funds. The Funds are offering
their shares for sale to           *                (the "Accounts"); the
undersigned is a fiduciary of the Account with full discretionary authority to invest assets of the Accounts in the Funds.

Please be advised that the undersigned is independent of and unrelated to RCM, and on the basis of the current Prospectus of the Funds, dated December __, 1996, and the detailed written disclosure of the investment advisory and other fees referred to therein, receipt of which is hereby acknowledged, the undersigned hereby approves the purchase and sale of shares of the Funds for the Accounts in connection with the following purchase and sale program:


                              Price per/        No.               Aggregate
                              Share             Shares            Subscription
                              ----------        --------          ------------
RCM Large Cap Fund            $10.00            400,000           $4 million

RCM Global Small Cap Fund     $10.00            400,000           $4 million

RCM Global Health Care Fund   $10.00            400,000           $4 million


* clients of Dresdner Bank AG, Investment Management/Institutional Asset Management Division

RCM or its successor, will notify you of any changes in any of the rates of fees charged to or paid by the Fund to RCM.

                                       Very truly yours,


                                        /s/Brock       /s/Kranz

Please indicate below the preferred option for receipt of dividends and distributions from the Funds (check only one):

[ ]  All dividends and distributions to be reinvested in shares from the Funds.

[ ] Income dividends to be paid in cash to the Account; capital gains distributions to be reinvested in shares from the Funds.

[x]  All dividends and distributions to be paid in cash to the Accounts.

In the absence of specific instructions, dividends and distributions will be reinvested in shares from the respective Funds.